Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-187974, No. 333-213966 and No. 333-218243 on Form S-8 of Medifast, Inc. of our reports dated March 1, 2019, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Medifast, Inc., appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Medifast, Inc. for the year ended December 31, 2018.

/s/ RSM US LLP

Baltimore, Maryland

March 1, 2019